CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-122917 on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of Winton Managed Futures Trend Fund (formerly known as Altegris Futures Evolution Fund) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2026, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 26, 2026